Contract Amendment #1

This amendment is to the Consulting Agreement between TetriDyn Solutions, Inc. (“TetriDyn”) and SouthFork Solutions, Inc. (“SouthFork”) dated July 17, 2007.

Effective October 7, 2009, the consulting services that TetriDyn agrees to perform for SouthFork identified in Appendix A, page A-1 and A-2 of the Consulting Agreement between SouthFork and TetriDyn will be amended as follows, pending payment of previous services and payment of future invoices within 10 days:

1.	Technical Services
a.	Software engineering
b.	Radio frequency (RF) engineering
c.	Network engineering

All other services will be terminated effective October 7, 2009. The payment for services in the form of stock per the July 17, 2007 consulting agreements with SouthFork will also cease for all three parties involved: Johnson Livestock, LLC, TetriDyn Solutions, Inc., and Dr. Scott MacGregor. TetriDyn agrees to waive stock payment for the terminated services from the date of September 17, 2009 when the change in management structure was initially discussed at the SouthFork Board of Directors meeting.

TetriDyn will transfer the financial and corporate books to the designated representative of SouthFork by no later than October 16, 2009.

This amendment, once approved by both parties, represents the resignation of Mr. David Hempstead from the SouthFork CEO and President positions and Ms. Antoinette Knapp from the SouthFork Secretary, Treasurer, and Vice President of Finance and Information Technologies positions.

SOUTHFORK SOLUTIONS, INC.	TETRIDYN SOLUTIONS, INC.

/s/ Gary A. Johnson	/s/ David W. Hempstead
Signature	Signature

Gary A. Johnson	David W. Hempstead
Vice President	President & CEO

10/9/09	10/9/09
Date	Date

Contract Amendment #1

This amendment is to the Consulting Agreement between TetriDyn Solutions, Inc. (“TetriDyn”) and SouthFork Solutions, Inc. (“SouthFork”) dated July 17, 2007.

Effective October 7, 2009, the consulting services that TetriDyn agrees to perform for SouthFork identified in Appendix A, page A-1 and A-2 of the Consulting Agreement between SouthFork and TetriDyn will be amended as follows, pending payment of previous services and payment of future invoices within 10 days:

1.	Technical Services
a.	Software engineering
b.	Radio frequency (RF) engineering
c.	Network engineering

All other services will be terminated effective October 7, 2009. The payment for services in the form of stock per the July 17, 2007 consulting agreements with SouthFork will also cease for all three parties involved: Johnson Livestock, LLC, TetriDyn Solutions, Inc., and Dr. Scott MacGregor. TetriDyn agrees to waive stock payment for the terminated services from the date of September 17, 2009 when the change in management structure was initially discussed at the SouthFork Board of Directors meeting.

TetriDyn will transfer the financial and corporate books to the designated representative of SouthFork by no later than October 16, 2009.

This amendment, once approved by both parties, represents the resignation of Mr. David Hempstead from the SouthFork CEO and President positions and Ms. Antoinette Knapp from the SouthFork Secretary, Treasurer, and Vice President of Finance and Information Technologies positions.

SOUTHFORK SOLUTIONS, INC.	TETRIDYN SOLUTIONS, INC.

/s/ D. Scott MacGregor	/s/ David W. Hempstead
Signature	Signature

D. Scott MacGregor	David W. Hempstead
Vice President	President & CEO

Oct 9 2009	10/9/09
Date	Date

2

Southfork

Solutions,

Inc.

CONSULTING AGREEMENT

This is an Agreement executed this 17th day of July, 2007, by and between:

•

Southfork Solutions, Inc., a corporation organized and existing under the laws of the State of Idaho, with usual place of business at 1651 Alvin Ricken Drive, Pocatello, ID 83201 (hereinafter called “Southfork”), and

•

TetriDyn Solutions, Inc., a corporation organized and existing under the laws of the State of Idaho, with usual place of business at 1651 Alvin Ricken Drive, Pocatello, ID 83201 (hereinafter called “TetriDyn”).

Southfork desires to contract for management and technical services from TetriDyn. The management services encompass all corporate, financial, and project management duties. The technical services encompass scientific, engineering, statistical, and administrative staff assistance. TetriDyn agrees to serve Southfork under the following terms and conditions.

1.	Scope of Work.

The management and technical services include, but are not limited to, the description found in Appendix A. If, at the request of Southfork, TetriDyn performs other work or services for Southfork not described in Appendix A, then said other work and services shall also be governed by this Agreement as technical services unless the Parties enter into another written agreement to govern such other work and services in lieu of this Agreement.

2.	Duration.

This Agreement is valid for thirty-six (36) months: July 17, 2007 through July 17, 2010 with review and potential renewal or modification conducted any time during the Agreement period.

3.	Compensation.

TetriDyn’s compensation terms are detailed in Appendix A of this Agreement.

In addition, third-party expenses incurred for pre-approved items such as parts, legal services, and travel will be invoiced separately. TetriDyn shall deliver all such invoices to Southfork immediately upon receipt at the following address:

Southfork Solutions, Inc.

Attention: Toni Knapp, Controller

1651 Alvin Ricken Drive

Pocatello, ID 83201

1651 Alvin Ricken Drive, Pocatello, Idaho 83201 (208) 232-4200

Southfork shall pay each TetriDyn invoice no later than 30 days following the date of the invoice. Payments not made in a timely manner will be subject to an interest charge of 1.5% per month on the unpaid balance. Except as noted otherwise in Appendix A, payment should be made in the form of a check payable to TetriDyn Solutions, Inc. in US dollars and mailed/delivered to:

TetriDyn Solutions, Inc.

Attn: Toni Knapp, Controller

1651 Alvin Ricken Drive

Pocatello, ID 83201

In addition, TetriDyn agrees that Southfork may provide additional cash and/or stock bonuses or other incentives to individual TetriDyn employees supporting this agreement.

4.	Conflict of Interest.

TetriDyn’s management agrees to inform Southfork’s Board of Directors in writing immediately upon knowing about the existence of even a potential conflict of interest. Further, TetriDyn’s management shall inform Southfork’s Board of Directors of all TetriDyn’s interests, if any, which may be, or which TetriDyn has reason to believe may be, incompatible with the interests of Southfork or Southfork’s customers. In addition to the foregoing, TetriDyn agrees not to make improper use of any information that comes to itself or its agents or representatives in the performance of services under this Agreement.

5.	Termination.

a)

TetriDyn shall be in breach of this Agreement by failing to comply with any provision in this Agreement or any other agreement between the parties. If TetriDyn commits a material breach of any of the terms of this Agreement and has not corrected such breach within thirty (30) days of written notice from Southfork, then Southfork may terminate this Agreement upon written notice to TetriDyn.

b)

Southfork shall be in breach of this Agreement by: (i) failing to pay any sum when due; (ii) failing to comply with any material provision in this Agreement or any other agreement between the parties; or (iii) Southfork’s financial institution dishonoring a check for insufficient funds in Southfork’s account. If Southfork commits a material breach of any of the terms of this Agreement and has not corrected such breach within thirty (30) days of written notice from TetriDyn, then TetriDyn may terminate this Agreement upon written notice to Southfork.

c)

In the event Southfork gives notice of cancellation under Section 5.a) or breaches the Agreement under Section 5.b), and fails to cure such breach within the time allotted therefor, Southfork agrees to pay TetriDyn all amounts accrued through the termination date, any unreimbursed expenses incurred, and an additional cancellation fee of 25% of the then remaining Agreement consulting fee, which charges and expenses will be immediately due and payable.

6.       Confidentiality.

Either party to this Agreement may, in the course of fulfilling its terms, need to disclose information to the other party that is proprietary or confidential. When such disclosure is undertaken, the following provisions apply:

a)	The term “Disclosing Party,” as used in this Agreement, means the party providing Confidential Information. The “Receiving Party” is the party receiving the information.

b)

The term “Confidential Information,” as used in this Agreement, means any oral, written, or documentary information or information that is stored by electronic means which (i) relates to this Agreement, (ii) is received by one of the parties from the other, and, in the case of written information, (iii) is marked “Confidential,” “Proprietary” or bears a marking of like import or which the Disclosing Party states in writing at the time of transmittal to, or receipt by, the Receiving Party is to be considered confidential. Orally disclosed information shall be considered confidential if identified as such at the time of disclosure and if followed up in writing within ten (10) calendar days, referring to the information orally disclosed and indicating that it was and is confidential information.

c)

The term “Trade Secret”, as used in this Agreement, means any oral, written, or documentary information or information that is stored by electronic means that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

d)

“Confidential Information” and “Trade Secrets” do not include information that: (i) is already known to the Receiving Party as evidenced by prior documentation thereof; or (ii) is or becomes publicly known through no wrongful act of the Receiving Party; or (iii) is rightfully received by the Receiving Party from a third party without restriction and without breach of this Agreement or any other agreement; or (iv) is approved for release by written authorization of the Disclosing Party.

e)

The Receiving Party shall not disclose to others, or use for any purpose of its own, any Confidential Information, financial or business data, technical data, or other confidential or proprietary information obtained from the Disclosing Party, or from an affiliated entity of the Disclosing Party, as a result of work done pursuant to this Agreement, or generated or developed in the performance of work under this Agreement. With respect to Trade Secrets, the Receiving Party agrees not to use for any purpose whatsoever or to disclose Trade Secrets at any time during or after the term of this Agreement or until such Trade Secrets lose their status as such by becoming generally available to the public by independent discovery, development, or publication. Furthermore, the Receiving Party will not display for any purpose any drawing, letter, report, other document, or any copy or reproduction thereof belonging to or pertaining to the Disclosing Party, or to an affiliated entity of the Disclosing Party, unless such drawing, letter, report, or other document has been previously published by the Disclosing Party. Publication shall not include publication to an affiliated entity of the Disclosing Party. Upon termination of this Agreement, the Receiving Party agrees to return all Confidential Information to the Disclosing Party.

f)

With respect to Trade Secrets, the Receiving Party agrees not to use for any purpose whatsoever or to disclose Trade Secrets at any time during or after the term of this Agreement or until such Trade Secrets lose their status as such by becoming generally available to the public by independent discovery, development, or publication. Furthermore, the Receiving Party will not display for any purpose any drawing, letter, report, other document, or any copy or reproduction thereof belonging to or pertaining to the Disclosing Party, or to an affiliated entity of the Disclosing Party, unless such drawing, letter, report, or other document has been previously published by the Disclosing Party. Publication shall not include publication to an affiliated entity of the Disclosing Party. Upon termination of this Agreement, the Receiving Party agrees to return all Confidential Information to the Disclosing Party.

g)

The covenants regarding Confidential Information and Trade Secrets will apply to any Confidential Information or Trade Secrets disclosed to the Receiving Party by the Disclosing Party before or after the execution date of this Agreement.

7.	Intellectual Property.

TetriDyn will grant to Southfork a royalty-free license to use TetriDyn’s AeroForms software in Southfork’s livestock industry applications in conjunction with its intellectual properties described in the Method and Apparatus for Improved Monitoring and Managing of Livestock patent filed June 22, 2007, but TetriDyn shall retain all rights to any modifications and enhancements made to its AeroForms software product or any related components. TetriDyn agrees to provide full licensing of its AeroForms software and any additional components to Southfork for the duration of this Agreement, as terms detailed in Appendix A.

Southfork hereby grants to TetriDyn royalty-free, irrevocable, worldwide-exclusive right and license under any patents, technology, or other intellectual property owned by Southfork, or with respect to which Southfork has a right to grant such rights and licenses, to the extent required by TetriDyn to exploit the patent, technology, or intellectual property, including the right to make, use, and sell products and services based on or incorporating the patent, technology, or intellectual property described in the Method and Apparatus for Improved Monitoring and Managing of Livestock patent filed June 22, 2007, in other industries and markets outside of the livestock industry specifically targeted by Southfork. Any modifications made to these technologies or other intellectual property by TetriDyn outside of the scope of this Agreement will be owned by TetriDyn. Southfork will own all rights to technology or other intellectual property developed by TetriDyn specifically under this Agreement and pertaining to the Method and Apparatus for Improved Monitoring and Managing of Livestock patent filed June 22, 2007, except as specified above. If technologies or other intellectual property are to be developed that fall outside the scope of the above-mentioned patent, Southfork and TetriDyn will agree on the ownership of the intellectual property in writing prior to development.

8.	TetriDyn Required Coverage.

TetriDyn shall provide and maintain during the entire term of this Agreement, at its own expense, adequate general liability insurance coverage, or adequate self-insurance for its employees and agents in connection with the services to be provided pursuant to this Agreement. The general liability insurance policy or policies and/or self-insurance of TetriDyn shall be in such amounts and subject to such deductibles as are common in the industry and TetriDyn shall deliver certificates of its insurance coverage and/or documentation of its self-insurance to Southfork prior to the execution of this Agreement. Furthermore, TetriDyn agrees, upon reasonable request by Southfork at any future time, to furnish Southfork with other certificates of coverage regarding its general liability insurance and/or other documentation regarding its self-insurance.

TetriDyn shall at all times during the term of this Agreement, as required by the workers compensation laws of the State of Idaho, provide workers compensation insurance coverage at its own expense to its employees or agents who perform services hereunder.

9.	Indemnification.

TetriDyn shall indemnify and hold harmless Southfork from any and all claims, causes of action and demands whatsoever made for loss or damage to property or injury, damage or death to any person, arising from the negligence or wrongful acts or omissions of TetriDyn, its agents or employees while engaged in activities within the scope of this Agreement. Furthermore, TetriDyn shall indemnify and hold harmless Southfork against all costs and expenses, including but not limited to, reasonable attorneys fees and costs, which are incurred by or on behalf of Southfork in connection with the defense of such claims.

10.	Independent Contractor.

In performance of the duties and obligations of this Agreement, TetriDyn shall be and is at all times an independent contractor of Southfork. Nothing in this Agreement is intended nor shall be construed to create an employer/employee relationship or a lease or landlord/tenant relationship between Southfork and TetriDyn. Southfork shall neither have or exercise control, direction or supervision over the professional judgment, manner or methods by which TetriDyn performs the services required hereunder; provided, however, that the services to be provided by TetriDyn shall be provided in a manner consistent with all laws, rules and regulations governing such services and the provisions of this Agreement.

11.	Southfork Responsibilities.

Southfork agrees to participate as requested in the consulting activities covered by this Agreement. This includes calling meetings, providing meeting sites and providing information requested by TetriDyn in a timely manner.

Southfork agrees that during the term of the Agreement and for a one year period following termination it shall not: (a) employ, retain, engage (as an employee, consultant, or independent contractor), or induce or attempt to induce to be employed, retained, or engaged, any person that is or was during the term of this Agreement an employee, consultant, or independent contractor of TetriDyn; (b) induce or attempt to induce any person that during the term of this Agreement is an employee, consultant, or independent contractor of TetriDyn to terminate his or her employment or other relationship with TetriDyn; (c) induce or attempt to induce any person that is a customer of TetriDyn or that otherwise is a contracting party with TetriDyn during the term of this Agreement to terminate any written or oral agreement, understanding, or other relationship with TetriDyn; or (d) solicit any direct or indirect customers of TetriDyn for a business that competes with TetriDyn either nationally or internationally.

12.    Non-Solicitation – TetriDyn.

TetriDyn agrees that during the term of the Agreement and for a one year period following termination it shall not: (a) employ, retain, engage (as an employee, consultant, or independent contractor), or induce or attempt to induce to be employed, retained, or engaged, any person that is or was during the term of this Agreement an employee, consultant, or independent contractor of Southfork; or (b) induce or attempt to induce any person that during the term of this Agreement is an employee, consultant, or independent contractor of Southfork to terminate his or her employment or other relationship with Southfork.

13.	General Provisions.

a)

This is an Agreement concerning specialized services. It is not and shall not be assignable or delegable by TetriDyn in any manner, or by operation of law, without the prior written consent of Southfork. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and each of their respective successors and assigns, if permitted.

b)

Any notice required to be given pursuant to the terms and provisions of this Agreement shall be in writing and may be either personally delivered or sent by registered or certified mail in the United States Postal Service, return receipt requested, postage prepaid, addressed to each party at the addresses which follow, or to such other addresses as the parties may hereinafter designate in writing:

Southfork Solutions, Inc.	TetriDyn Solutions, Inc.
David W. Hempstead	David W. Hempstead
1651 Alvin Ricken Drive	1651 Alvin Ricken Drive
Pocatello, ID 83201	Pocatello, ID 83201

Any such notice shall be deemed to have been given, if mailed as provided herein, as of the date mailed.

c)	The law of the State of Idaho shall govern the validity, construction, interpretation and effect of this Agreement and any disputes pertaining hereto shall be adjudicated in the courts of Idaho.

d)

This Agreement constitutes the entire integrated agreement and understanding between the parties regarding the subject matter hereof, superseding all prior communications, oral or written. No statements, promises, or inducements made by either party or agent of either party, express or implied, shall be valid or binding if not contained in this written Agreement.

e)

No modifications to this Agreement shall be effective or binding unless in writing over the duly authorized signatures of both parties hereto. This section shall not be deemed waived by any modification or alteration which does not conform to the above provisions of this section.

f)	This Agreement may be executed in two counterparts, each of which shall be an original, but both of which taken together shall constitute one and the same Agreement.

g)

Each officer signing this Agreement on behalf of a party represents that the execution of this Agreement has been duly authorized by the governing board of the party for which the officer is signing, and that no restrictions or restrictive agreements exist that prevents either the execution or the carrying out of this Agreement by such party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below, affixing their respective signatures hereto and said Agreement shall commence and be effective as of the date specified in Section 2. hereinbefore.

SOUTHFORK SOLUTIONS, INC.	TETRIDYN SOLUTIONS, INC.

/s/ Gary A. Johnson	/s/ David W. Hempstead
Signature	Signature

Gary A. Johnson	David W. Hempstead
Vice President	President & CEO

7/17/07	7/17/07
Date	Date

Appendix A

As noted in Item 1, TetriDyn’s management and technical services will initially encompass the work outlined below, but may be modified upon mutual agreement from time to time as the research develops:

1.	Management Services
a.	Chief Executive Officer (CEO) and President duties and responsibilities
b.	Vice President of Finance and Information Technologies duties and responsibilities
c.	Corporate maintenance (e.g., stock certificates, annual reports, etc.)
d.	Business development
e.	Contracts
f.	Financial controller
g.	Project management and scheduling
h.	Investor relations, including private placement memorandum and investor correspondence
i.	Public relations
2.	Technical Services
a.	Software engineering, including the following:
i.	Software requirements specification,
ii.	Software design,
iii.	Software implementation,
iv.	Software testing, and
v.	Software maintenance
b.	Radio frequency (RF) engineering, including the following:
i.	RF tag requirements specification,
ii.	RF tag design,
iii.	RF tag implementation,
iv.	RF tag testing, and
v.	RF tag enhancements
c.	Network engineering, including the following:
i.	Network requirements specification,
ii.	Network design,
iii.	Network implementation,
iv.	Network testing, and
v.	Network maintenance
d.	Marketing, including the following:
i.	Market analysis,
ii.	Determination of commercial viability,
iii.	Sales modeling,
iv.	Market planning, and
v.	Market plan implementation
e.	Bookkeeping, including the following:
i.	Payroll
ii.	Benefits management
iii.	Taxes (excluding corporate income taxes)
iv.	Purchasing
v.	Invoicing
vi.	Management of other expenses including rent, utilities, internet, phones, etc.
vii.	Payment of other Southfork bills
f.	Administrative, including the following:
i.	Reception,
ii.	Office management,
iii.	Mail,

A-1

iv.	Travel arrangements,
v.	Scheduling (e.g., meetings)

3.	AeroForms Software License

Compensation

Work sanctioned under this Agreement will be initiated the week of August 1, 2007 and will be on-going over the following 36 months; however, Southfork will compensate TetriDyn for technical services and other expenses incurred since June 1, 2007. This Agreement can be extended with written approval of both parties.

TetriDyn will bill Southfork monthly for provided management services at the following rates:

Service Category	Year 1 Monthly Rate	Year 2 Monthly Rate	Year 3 Monthly Rate
Management
CEO/President	$25,500	$28,100	$30,850
VP of Finance/IT	$19,500	$21,400	$23,600
AeroForms License	$0	$0	$0

Southfork will compensate TetriDyn for the management services with Southfork common stock issued to TetriDyn valued at $1.00/share (adjusted for any Capitalization Adjustments). Although the stock will be recognized as paid on the 1st of each month, a single stock certificate with three-months’ earnings will be issued at the end of each quarter.

Southfork shall pay for the provided technical services on an hourly basis. The hourly rate will be determined on an individual basis when the individual is added to the project based on the individual’s skill set, experience, and salary grade. TetriDyn agrees that the hourly rate of the individual will be discounted from the retail hourly rate that would be charged based on its standard formula.

TetriDyn will invoice Southfork every other Friday, starting August 3, 2007, for all technical services provided since the last billing cycle one week in arrears (e.g., the August 3, 2007 billing will cover charges through July 27, 2007). Southfork will compensate TetriDyn by paying for the technical services by check within ten (10) days of receiving the invoice.

SOUTHFORK SOLUTIONS, INC.	TETRIDYN SOLUTIONS, INC.

/s/ Gary A. Johnson	/s/ David W. Hempstead
Signature	Signature

Gary A. Johnson	David W. Hempstead
Vice President	President & CEO

7/17/07	7/17/07
Date	Date

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